                                                                    EXHIBIT 10.1



           STEWART INFORMATION SERVICES CORPORATION AND SUBSIDIARIES

                               MATERIAL CONTRACTS
                               DECEMBER 31, 1996



STEWART MORRIS, JR., as Chairman of the Board, shall receive in addition to his salary, 1% on the first $20,000,000 of the consolidated income before taxes of Stewart Title Guaranty Company as reported to its stockholders and .5% of the profits exceeding $20,000.000. For the calendar year 1996, Mr. Morris shall receive no less that $125,000 in bonus compensation. For the calendar year 1996, Mr. Morris received $218,075 in bonus compensation. Total compensation shall exclude payments made by the company for insurance premiums, board fees or stock options granted.

MALCOLM S. MORRIS, as President and Chief Executive Officer, shall receive in addition to his salary, 1% on the first $20,000,000 of the consolidated income before taxes of Stewart Title Guaranty Company as reported to its stockholders and .5% of the profits exceeding $20,000.000. For the calendar year 1996, Mr. Morris shall receive no less that $125,000 in bonus compensation. For the calendar year 1996, Mr. Morris received $218,075 in bonus compensation. Total compensation shall exclude payments made by the company for insurance premiums, board fees or stock options granted.

CARLOSS MORRIS, as Chairman of the Executive Committee, shall receive in addition to his salary, 1.5% of the first $13,000,000 of the consolidated net income of Stewart Title Guaranty Company as reported to its stockholders and
 .75% of the profits exceeding $13,000,000.    For the calendar year 1996, Mr.
Morris shall receive no less than $100,000 in bonus compensation. For the calendar year 1996 Mr. Morris received $211,305 in bonus compensation. Total compensation shall exclude any insurance premiums, board fees or stock options granted.

STEWART MORRIS, as Vice Chairman of the Executive Committee, shall receive in addition to his salary, 1.5% of the first $13,000,000 of the consolidated net income of Stewart Title Guaranty Company as reported to its stockholders and
 .75% of the profits exceeding $13,000,000.    For the calendar year 1996, Mr.
Morris shall receive no less than $100,000 in bonus compensation. For the calendar year 1996 Mr. Morris received $211,305 in bonus compensation. Total compensation shall exclude any insurance premiums, board fees or stock options granted.

                                                                      EXHIBIT 13



SELECTED FINANCIAL DATA
(Ten year summary)

-------------------------------------------------------------------------------------------------------------------------
                                            1996    1995    1994     1993    1992    1991    1990    1989    1988    1987
-------------------------------------------------------------------------------------------------------------------------
In millions of dollars:
   Total revenues ......................   344.1   282.5   302.2    348.6   290.0   217.1   210.5   188.5   176.9   183.2
   Title premiums, fees and
      other revenues ...................   328.3   266.7   289.3    334.2   275.6   202.3   197.9   173.8   165.1   173.5
   Total operating expenses (1) ........   318.6   269.6   287.0    308.8   266.9   214.7   208.1   187.3   171.2   177.0
   Title losses, included above ........    33.8    29.6    40.2     58.6    54.1    40.7    38.2    33.0    25.6    25.9
   Investment gains (losses),
      after taxes ......................     0.1     0.6    (0.5)     0.3     0.1     1.4      --     1.0     0.1    (0.2)
   Net earnings (2) ....................    14.4     7.0     9.7     23.7    14.6     1.7     0.2     0.1     3.7    11.7
   Cash from operating activities ......    36.8    20.6    27.7     54.3    36.3    18.6    11.0    10.2     8.9    10.8
   Total assets ........................   383.4   351.4   325.2    313.9   251.9   219.1   201.3   197.8   193.9   182.4
   Long-term debt ......................     7.9     7.3     2.5      3.0     4.2     6.8     6.6     5.3     7.3     5.0
   Stockholders' equity (3) ............   191.0   174.9   156.4    156.2   128.6   114.8   113.9   115.0   116.8   115.2
Ratios (%):
   Net earnings/total revenues .........     4.2     2.5     3.2      6.8     5.0     0.8     0.1     0.1     2.1     6.4
   Title losses/title premiums, etc ....    10.3    11.1    13.9     17.5    19.6    20.1    19.3    19.0    15.5    14.9
Per share data: (4)
   Average shares (in thousands) .......   6,707   6,292   6,198    6,119   6,096   6,096   6,096   6,096   6,071   6,047
   Net earnings (2) ....................    2.15    1.11    1.56     3.87    2.40    0.27    0.03    0.01    0.61    1.93
   Cash dividends ......................    0.24    0.21    0.20     0.17    0.15    0.13    0.23    0.33    0.51    0.51
   Stockholders' equity (3) ............   28.33   27.36   25.17    25.37   21.10   18.84   18.69   18.87   19.17   19.05
   Market price
      High .............................   22.63   22.50   21.42    20.33   14.50    9.67   12.33   14.00   12.00   17.17
      Low ..............................   19.63   15.13   14.38    12.50    8.67    5.17    4.50   11.17    9.17    7.17
      Year-end .........................   20.75   21.50   15.38    20.00   13.67    9.17    5.25   11.33   11.92    9.17

(1)  Excludes interest expense and minority interests.
(2)  Includes the following items, after providing for taxes:
     1992 - a reserve established for title losses over ten years old of $2.2 million, or $.36 per share.
     1991 - a fresh start tax credit of $1.3 million, or $.21 per share.
     1988 - a gain on the termination of pension plan of $0.5 million, or
            $.08 per share.
     1987 - a tax benefit of $7.4 million, or $1.22 per share, granted by the
            Tax Reform Act of 1986.
(3)  Includes unrealized gains and losses upon adoption of FAS 115 in 1993.
(4)  Restated for one-for-two stock split in April 1994.


MANAGEMENT DISCUSSION AND ANALYSIS

A comparison of the results of operations of the Company for 1996 with 1995 and 1995 with 1994 follows.

GENERAL. The Company's dominant segment of operations is the land title business. In general, the principal factors that contribute to increases in title revenues include declining mortgage interest rates (which usually increase home sales and refinancing transactions), rising home prices, higher premium rates, increased market share, additional revenues from new offices and increased revenues from nonresidential, commercial transactions. Although relatively few in number, large commercial transactions usually yield higher premiums.

     Mortgage interest rates began a downward trend in the early months of 1995 that continued for the rest of the year. By May 1995, rates had fallen to below year-earlier levels. This improvement in interest rates helped increase real estate activity. Company revenues for the third and fourth quarters of 1995 exceeded revenues for the same quarters in 1994. By the end of 1995, interest rates had fallen to near the 7 percent level.

     In early 1996, interest rates began to trend upward until they reached the 8 percent level in April. Rates have fluctuated in a fairly narrow range since then. Refinancing transactions fell significantly in 1996 compared to 1995. Existing home sales rose in the first half of 1996 and then declined slightly in the second half, while still exceeding sale levels in the second half of 1995.

TITLE REVENUES. The Company's revenues from premiums, fees and other revenues increased 23.1% in 1996 over 1995 and decreased 7.8% in 1995 over 1994. The number of orders opened and closed by the Company and the average revenue per order closed follow:

--------------------------------------------------------------------------------
                                                              1996   1995   1994
--------------------------------------------------------------------------------
Number of orders opened (000s) ............................    319    278    279
Number of orders closed (000s) ............................    239    206    233
Average revenue per order closed(1) .......................   $945   $909   $879
--------------------------------------------------------------------------------

(1) Based on revenues from title operations of $297.9 million, $243.3 million and $271.9 million, less amounts earned from independent agents of $71.7 million, $55.6 million and $67.4 million for 1996, 1995 and 1994, respectively.

     Total closings increased 16.0% in 1996 and decreased 11.6% in 1995. The average revenue per closing increased 4.0% in 1996 and 3.4% in 1995. The average rate was increased each year by higher home prices. There were no major revenue rate increases in 1996 or 1995.

TITLE REVENUES BY STATE. The approximate amounts and percentages of Stewart's consolidated title revenues (excluding other revenues) by state for the last three years were:

--------------------------------------------------------------------------------
                                        Amounts ($ millions)     Percentages
                                         1996   1995   1994   1996   1995   1994
--------------------------------------------------------------------------------
Texas ................................     73     61     73     24     25     27
California ...........................     65     59     68     22     24     25
Florida ..............................     26     21     22      9      9      8
Nevada ...............................     15     13     14      5      5      5
Colorado .............................     15     12     12      5      5      4
Arizona ..............................     14     12     14      5      5      5
New York .............................     13      9      7      4      4      3
All others ...........................     77     56     62     26     23     23
--------------------------------------------------------------------------------
                                          298    243    272    100    100    100
================================================================================

INVESTMENTS. Investment income increased 6.5% in 1996 and 9.5% in 1995, primarily because of increases in the average balances invested and, in 1995, higher market yields.

     The investment gains in 1996 and 1995 were realized as part of the ongoing management of the investment portfolio for the purpose of improving performance. Investment losses in 1994 include a sale of certain portfolio bonds to use tax loss carrybacks that would have otherwise expired. The pretax loss on the sale was $1.3 million.

EXPENSES. The Company incurs a substantial portion of its total expenses when orders are received and processed, but revenues are not recognized until the orders are closed. Most orders are closed, or canceled, within 90 days of receipt.

     Employee costs increased 21.4% in 1996 and decreased 5.1% in 1995. The average number of employees and average compensation paid to employees increased in both years.

     The number of persons employed by the Company at December 31, 1996, 1995 and 1994 was 4,111, 3,757 and 3,470, respectively. The increase in staff in 1996 and 1995 was primarily in the automation and real estate information areas, new offices and an increased number of employees in field service centers. The staff was reduced in California in both years.

     The Company has chosen to increase cost levels in automation and real estate information areas because it believes the development and sale of new products and services for new and existing customers is important to its future. Through automating operating processes, the Company expects to add customer revenues and reduce operating expenses and title losses in the future.

     Other operating expenses increased 14.9% in 1996 and decreased slightly in 1995. Excluding the effect of new offices, the increase in 1996 was 12.8% and the decrease was 5.3% in 1995. The overall increase and decrease for both years was caused primarily by changes in transaction volume. Expenses that increased in 1996 included business promotion, supplies, rent and premium taxes. Bad debts, premium taxes and supplies decreased in 1995. Other operating expenses also include policy forms, delivery costs, title plant expenses, telephone and travel. Most of these expenses follow, to varying degrees, the changes in transaction volume and revenues.

     Provisions for title losses, as a percentage of title premiums, fees and other revenues, were 10.3%, 11.1% and 13.9% in 1996, 1995 and 1994, respectively. The continued improvement in industry trends and the Company's recent experience in claims has also led to smaller provisions for title losses.

     The Company's labor and certain other operating costs are sensitive to inflation. Increases in cost of living are considered in granting pay raises. To the extent inflation causes increases in the prices of homes and other real estate, premium revenues are also increased. Premiums are determined in part by the insured values of the transactions handled by the Company.

PREMIUM TAXES. In December 1994 the California Board of Equalization (CBOE) ruled in favor of the Company concerning an assessment of additional premium taxes for the year 1987. However, an additional assessment for retaliatory taxes for 1987 was left pending. In April 1996 the CBOE ruled in favor of the Company on the retaliatory tax assessment.

     Four other states have also assessed or threatened assessments of additional premium or retaliatory taxes. The amounts aggregated $1.5 million, excluding interest and penalties, and primarily covered the years 1984 through 1993.

     The Company cannot predict whether there will be additional tax assessments by these states or other states. State taxing authorities are under increasing pressure to collect additional tax revenues.

     The Company intends to vigorously oppose any assessments and believes its tax payments are correct. However, there can be no assurance the Company will prevail in these controversies. If it does not, the tax assessments may result in a material reduction in the Company's net earnings in future years.

INCOME TAXES. The provisions for federal and state income taxes represented an effective tax rate of 36.9%, 34.7% and 30.1% in 1996, 1995 and 1994, respectively. The 1996 effective tax rate was higher primarily because nontaxable income from municipal bonds was significantly less in relation to pretax profits. The 1994 tax rate was lower primarily because dividends remitted by investees in 1994 exceeded the earnings of investees. In the other two years, earnings exceeded dividends.

UNCERTAINTY. A major bank holding company introduced a plan in 1994 to guarantee the performance of its mortgage lending company to cure title defects relating to loans sold in the secondary market. The Company believes the plan has not significantly affected the demand for title insurance to date and will not in the future. However, the Company cannot predict the ultimate effect of the plan.

LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operations was $36.8 million, $20.6 million and $27.7 million in 1996, 1995 and 1994, respectively. Internally-generated cash flow has been the primary source of funds for additions to property and equipment, expanding operations, dividends to shareholders and other requirements. This source may be supplemented by bank borrowings.

     A substantial majority of consolidated cash and investments is held by Stewart Title Guaranty Company (Guaranty) and its title insurance subsidiary, Stewart Title Insurance Company. Cash transfers between Guaranty and its subsidiaries and the Company are subject to certain legal restrictions. See Notes 4 and 5 to the financial statements.

     The liquidity of the Company itself, excluding Guaranty and its subsidiaries and excluding notes receivable from affiliates, consisted of cash and investments of $10.7 million, a dividend receivable of $2.5 million from Guaranty (received in February 1997) and short-term liabilities of $0.9 million at December 31, 1996.

     The Company knows of no commitments or uncertainties which are likely to materially affect the ability of the Company and its subsidiaries to fund their cash needs. See Note 15 to the financial statements.

     The Company's capital resources, represented primarily by long-term debt of $7.9 million and stockholders' equity of $191.0 million at December 31, 1996, are considered adequate.


INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Stewart Information Services Corporation

We have audited the accompanying consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. For the year ended December 31, 1994, we did not audit the financial statements of certain subsidiaries and a majority of the escrow funds referred to in Note 1. The financial statements of these subsidiaries reflect total revenues constituting 19% of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the subsidiaries and the escrow funds, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits for the years ended December 31, 1996 and 1995, and on our audit and the reports of other auditors for the year ended December 31, 1994, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewart Information Services Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," as of December 31, 1995.

                                                          KPMG Peat Marwick LLP

Houston, Texas
February 7, 1997

CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS

-----------------------------------------------------------------------------------------------------
Years ended December 31                                                1996        1995        1994
-----------------------------------------------------------------------------------------------------
                                                                              ($000 Omitted)
REVENUES
   Title premiums, fees and other revenues .......................    328,296     266,728     289,265
   Investment income .............................................     14,451      13,564      12,382
   Investment gains (losses) - net ...............................        129         956        (842)
   Other income, including equity earnings .......................      1,205       1,257       1,350
-----------------------------------------------------------------------------------------------------
                                                                      344,081     282,505     302,155

EXPENSES
   Employee costs ................................................    170,944     140,795     148,325
   Other operating expenses ......................................    102,768      89,408      90,704
   Title losses and related claims ...............................     33,830      29,591      40,212
   Depreciation and amortization .................................     11,007       9,855       7,801
   Interest ......................................................      1,140       1,194         586
   Minority interests ............................................      1,514         933         687
-----------------------------------------------------------------------------------------------------
                                                                      321,203     271,776     288,315

Earnings before taxes ............................................     22,878      10,729      13,840
Income taxes .....................................................      8,441       3,722       4,162
-----------------------------------------------------------------------------------------------------

NET EARNINGS .....................................................     14,437       7,007       9,678

Retained earnings at beginning of year ...........................    118,547     112,754     106,262
Cash dividends on Common Stock ($.24, $.21 and $.20 per share) ...     (1,488)     (1,214)     (1,118)
Stock dividend ...................................................         --          --      (2,068)
-----------------------------------------------------------------------------------------------------

Retained earnings at end of year .................................    131,496     118,547     112,754
----------------------------------------------------------------------===============================

Average number of shares outstanding (000 omitted) ...............      6,707       6,292       6,198

EARNINGS PER SHARE ...............................................       2.15        1.11        1.56
----------------------------------------------------------------------===============================

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------
December 31                                                              1996        1995
------------------------------------------------------------------------------------------
                                                                          ($000 Omitted)
ASSETS
   Cash and cash equivalents ......................................     18,484      16,698
   Short-term investments .........................................     31,946      28,238

   Investments in debt securities, at market:
      Statutory reserve funds .....................................    127,057     118,040
      Other .......................................................     73,456      67,716
------------------------------------------------------------------------------------------
                                                                       200,513     185,756
   Receivables:
      Notes .......................................................      5,686       7,242
      Premiums from agents ........................................     10,107       8,418
      Other .......................................................     22,493      21,079
      Less allowance for uncollectible amounts ....................     (6,670)     (6,499)
------------------------------------------------------------------------------------------
                                                                        31,616      30,240
   Property and equipment, at cost:
      Land ........................................................      2,432       1,359
      Buildings ...................................................      6,882       5,576
      Furniture and equipment .....................................     70,711      62,115
      Less accumulated depreciation and amortization ..............    (51,840)    (44,779)
------------------------------------------------------------------------------------------
                                                                        28,185      24,271

   Title plants, at cost ..........................................     21,096      19,243
   Real estate, at lower of cost or net realizable value ..........      1,866       3,303
   Investments in investees, on an equity basis ...................      5,639       6,123
   Goodwill, less accumulated amortization of $4,828 and $3,881 ...     16,535      11,029
   Deferred income taxes ..........................................     14,615      14,108
   Other assets ...................................................     12,877      12,350
------------------------------------------------------------------------------------------
                                                                       383,372     351,359
-----------------------------------------------------------------------===================

LIABILITIES
   Notes payable, including $7,935 and $7,334 long-term portion ...     12,324      12,589
   Accounts payable and accrued liabilities .......................     25,033      20,559
   Estimated title losses .........................................    150,331     138,312
   Income taxes ...................................................        419         482
   Minority interests .............................................      4,275       4,565
Contingent liabilities and commitments
STOCKHOLDERS' EQUITY
   Common - $1 par, authorized 15,000,000, issued and
      outstanding 6,216,441 and 5,864,758 .........................      6,216       5,865
   Class B Common - $1 par, authorized 1,500,000,
      issued and outstanding 525,006 ..............................        525         525
   Additional paid-in capital .....................................     50,833      45,945
   Net unrealized investment gains, net of deferred taxes .........      1,920       3,970
   Retained earnings ..............................................    131,496     118,547
------------------------------------------------------------------------------------------
      Total stockholders' equity ($28.33 and $27.36 per share) ....    190,990     174,852
------------------------------------------------------------------------------------------
                                                                       383,372     351,359
-----------------------------------------------------------------------===================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------------
Years ended December 31                                              1996        1995        1994
--------------------------------------------------------------------------------------------------
                                                                           ($000 Omitted)
CASH PROVIDED BY OPERATING ACTIVITIES (NOTE) ..................     36,750      20,568      27,702

Investing activities:
   Purchases of property and equipment and
     title plants - net .......................................    (12,670)     (6,700)    (12,177)
   Proceeds from investments matured and sold .................     82,489      81,674     113,777
   Purchases of investments ...................................   (103,978)    (90,385)   (145,273)
   Increases in notes receivable ..............................     (1,340)     (1,081)     (2,408)
   Collections on notes receivable ............................      2,833       2,069       3,962
   Cash paid for the acquisition of subsidiaries - net ........       (493)     (5,175)     (1,042)
   Proceeds from issuance of stock ............................         11          --         296
--------------------------------------------------------------------------------------------------
CASH USED BY INVESTING ACTIVITIES .............................    (33,148)    (19,598)    (42,865)

Financing activities:
   Dividends paid .............................................     (1,488)     (1,214)     (1,118)
   Proceeds of notes payable ..................................      4,366       7,937       5,125
   Payments on notes payable ..................................     (4,694)     (7,209)     (3,514)
--------------------------------------------------------------------------------------------------
CASH (USED) PROVIDED BY FINANCING ACTIVITIES ..................     (1,816)       (486)        493
--------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..............      1,786         484     (14,670)
------------------------------------------------------------------================================

Note: Reconciliation of net earnings to the above amounts -
   Net earnings ...............................................     14,437       7,007       9,678
   Add (deduct):
      Depreciation and amortization ...........................     11,007       9,855       7,801
      Provisions for title losses in excess of payments .......     12,019       3,996      16,730
      Provision for uncollectible amounts - net ...............        171         376         855
      (Increase) decrease in accounts receivable - net ........     (2,419)      2,814       3,265
      Increase (decrease) in accounts payable and accrued
         liabilities - net ....................................      4,195      (1,834)     (2,909)
      Provision for deferred income taxes .....................        596       1,344      (1,794)
      Decrease in income taxes payable ........................     (1,184)       (708)     (7,042)
      Minority interest expense ...............................      1,514         933         687
      Equity in net earnings of investees .....................       (980)       (700)       (801)
      Realized investment (gains) losses - net ................       (129)       (956)        842
      Stock bonuses ...........................................        328         303          61
      Increase in other assets ................................     (1,151)       (846)         --
      Other - net .............................................     (1,654)     (1,016)        329
--------------------------------------------------------------------------------------------------
   Cash provided by operating activities ......................     36,750      20,568      27,702
------------------------------------------------------------------================================

Supplemental information:
   Income taxes paid ..........................................      9,004       3,283      13,794
   Interest paid ..............................................      1,092       1,199         446

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Three years ended December 31, 1996)

NOTE 1

A. NATURE OF OPERATIONS. Stewart Information Services Corporation's dominant segment of operations is the land title business. The Company's revenues are materially affected by the volume of real estate activity in the United States. Mortgage interest rates are a major factor underlying real estate activity.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. The accompanying financial statements were prepared by management which is responsible for their integrity and objectivity. The statements have been prepared in conformity with generally accepted accounting principles, including management's best judgments and estimates, with due consideration given to materiality. Actual results could differ from estimates.

C. RECLASSIFICATION. Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified for comparative purposes.

D. CONSOLIDATION. Consolidated financial statements include all subsidiaries in which the Company owns more than 50% voting rights in electing directors. Unconsolidated investees, owned 20% through 50%, and over which the Company exercises significant influence, are accounted for by the equity method. All significant intercompany accounts and transactions are eliminated, and provision is made for minority interests.

E. STATUTORY ACCOUNTING. The accounts of Stewart Title Guaranty Company (Guaranty) and its subsidiary, Stewart Title Insurance Company, both title insurers, are maintained on a statutory basis, in accordance with practices required or permitted by regulatory authorities. The statutory accounts are restated in consolidation to conform to generally accepted accounting principles.

     In restating to generally accepted accounting principles, the amounts for statutory premium reserve and reserve for reported title losses are eliminated and, in substitution, amounts are established for estimated title losses (see below). The net effect, after providing for deferred income taxes, is included in consolidated retained earnings. In calculating the amount owed on federal income tax returns, the statutory premium reserve and reserve for reported title losses must be discounted to their present values.

F. TITLE PREMIUMS AND FEES. Revenues from services rendered in closing and insuring titles are considered earned at the time of the closing of the related real estate transactions.

G. TITLE LOSSES AND RELATED CLAIMS. Estimating future title loss payments is difficult because of the complex nature of title claims, the long periods of time over which claims are paid, significantly varying dollar amounts of individual claims and other factors.

     For losses under $750,000 each, the Company estimates the aggregate amount that will be paid in future years on title policies issued in the current year. The estimated amount is charged to earnings currently (when the related revenues are recognized). In making the estimates, the Company uses moving average ratios of recent actual policy loss payment experience, net of recoveries, to premium revenues.

     Policy losses in excess of $750,000 each are individually evaluated and charged to earnings when they become known. A general reserve is maintained for unknown major losses. Escrow and other losses incurred in office operations are accounted for separately.

     Amounts shown as the Company's estimated liability for future loss payments are continually reviewed for reasonableness and adjusted as appropriate. In accordance with industry practice, the amounts have not been discounted to their present values.

H. INCOME TAXES. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the tax bases and the book carrying values for certain assets and liabilities. Valuation allowances are provided as may be appropriate. Enacted tax rates are used in calculating amounts.

I. EARNINGS PER SHARE. Earnings per share amounts are calculated using the weighted average number of shares of Common Stock and Class B Common Stock outstanding during each year. The dilutive effect of Common Stock equivalents is insignificant.

J. CASH EQUIVALENTS. Cash equivalents are highly liquid investments that are convertible to cash or mature on a daily basis as part of the Company's management of day-to-day operating cash.

K. INVESTMENTS. The Company has classified all of its investments in debt securities as available for sale. Net unrealized gains or losses on securities, less taxes, are included in stockholders' equity. Any permanent declines in fair values of securities are charged to earnings.

L. PROPERTY AND EQUIPMENT. Depreciation is computed principally by the straight-line method at the following rates: buildings - 30 to 40 years and furniture and equipment - 3 to 10 years. Maintenance and repairs are expensed as incurred while improvements are capitalized. Gains and losses are recognized at disposal.

M. TITLE PLANTS. Title plants include compilations of a county's official land records, prior examination files, copies of prior title policies, maps and related materials which are geographically indexed to a specific property. The costs of acquiring existing title plants and building new ones, prior to the time such plants are placed in operation, are capitalized. Such costs are not amortized because there is no indication of any loss of value. The costs of maintaining and operating title plants are expensed as incurred. Gains and losses on sales of copies of title plants or interests in title plants are recognized in the year of sale.

N. GOODWILL. Goodwill is the excess of the purchase price over the fair value of net assets of subsidiaries acquired and is amortized by charges to earnings over 10 to 40 years.

O. LONG-LIVED ASSETS. The Company adopted FAS 121 effective December 31, 1995. The cumulative effect of the change was negligible. The Company continuously reviews the carrying value of its title plants, goodwill and other long-lived assets for possible impairment. Where appropriate, the book amounts are reduced to fair market values.

P. ESCROW FUNDS. Cash held in escrow for customers is excluded from the balance sheets.

NOTE 2

GROSS REVENUES. In the accompanying financial statements, premiums earned on policies issued by independent agents are shown net of amounts retained by agents for their services. Under statutory accounting, premium revenues include agent charges, with an offsetting expense for the same amount.

     On a statutory basis, revenues and expenses would be increased by like amounts and would be stated as shown below. There would be no effect on net earnings.

--------------------------------------------------------------------------------
                                                   1996        1995        1994
--------------------------------------------------------------------------------
                                                          ($000 Omitted)
Title premiums, fees and
   other revenues (gross) ..................    640,233     518,792     598,179
Less amounts retained
   by agents ...............................   (311,937)   (252,064)   (308,914)
--------------------------------------------------------------------------------
Title premiums, fees and
   other revenues (net) ....................    328,296     266,728     289,265
-----------------------------------------------================================

NOTE 3

INCOME TAXES. The following reconciles federal income taxes computed at the statutory rate with income taxes as reported.

--------------------------------------------------------------------------------
                                                       1996      1995      1994
--------------------------------------------------------------------------------
                                                           ($000 Omitted)
Expected income taxes at 35% .....................    8,007     3,755     4,844
State income taxes ...............................      908       393       494
Tax effect of permanent differences:
   Tax-exempt interest ...........................   (1,407)   (1,425)   (1,560)
   Nondeductible items ...........................      465       606       665
   Equity income .................................     (343)     (251)     (280)
   Minority interests ............................      530       327       240
   Other - net ...................................      281       317      (241)
--------------------------------------------------------------------------------
Income taxes .....................................    8,441     3,722     4,162
-----------------------------------------------------==========================
Effective income tax rate (%) ....................     36.9      34.7      30.1
-----------------------------------------------------==========================

     Deferred tax assets and liabilities at December 31, 1996 and 1995 were as follows:

--------------------------------------------------------------------------------
                                                              1996        1995
--------------------------------------------------------------------------------
                                                               ($000 Omitted)
Deferred tax assets:
   Book over tax title loss provisions .................     15,945      16,464
   Net operating losses ................................        394         619
   Allowance for bad debts .............................      1,318       1,086
   Other ...............................................        926         938
--------------------------------------------------------------------------------
                                                             18,583      19,107
   Less valuation allowance ............................     (1,030)     (1,221)
--------------------------------------------------------------------------------
                                                             17,553      17,886
Deferred tax liabilities:
   Unrealized gains on investments .....................     (1,034)     (2,137)
   Tax over book depreciation ..........................       (441)       (356)
   Investments in partnerships .........................       (204)        (90)
   Other ...............................................     (1,259)     (1,195)
--------------------------------------------------------------------------------
                                                             (2,938)     (3,778)
--------------------------------------------------------------------------------
Net deferred tax assets ................................     14,615      14,108
-------------------------------------------------------------===================

     The Company's valuation allowance relates to portions of certain subsidiary operating loss carryforwards and other deferred tax assets. Management believes future earnings levels will be sufficient to permit the Company to realize net deferred tax assets.

     There were deferred tax expenses of $596,000 and $1,344,000 and a deferred tax benefit of $1,794,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 4

RESTRICTIONS ON CASH AND INVESTMENTS. The "statutory reserve funds" included in the accompanying financial statements have been set aside to comply with legal requirements for statutory premium reserves and state deposits. These funds were not available for any other purpose.

     A substantial majority of investments and cash at each year end was held by title insurer subsidiaries. Generally, the types of investments a title insurer can make are subject to legal restrictions. Furthermore, the transfer of funds by a title insurer to its parent or subsidiary operations, as well as other related party transactions, are restricted by law and generally require the approval of state insurance authorities.

NOTE 5

DIVIDEND RESTRICTIONS. Substantially all of consolidated retained earnings at each year end was represented by the retained earnings of Guaranty, which owns directly or indirectly substantially all of the subsidiaries included in the consolidation.

     Guaranty cannot pay a dividend in excess of certain limits without the approval of the Texas Insurance Commissioner. The maximum dividend which could have been paid without such approval in 1996 was $25,164,000. Guaranty paid or declared cash dividends of $8,583,000 in 1996. Guaranty also paid significantly less than maximum legal limits for dividends in 1995 and 1994.

     Dividends from Guaranty were also voluntarily restricted primarily to maintain statutory surplus and liquidity at competitive levels. The ability of a title insurer to pay claims can significantly affect the decision of lenders and other custom-ers when buying a policy from a particular insurer.

NOTE 6

INVESTMENTS. The amortized costs and market values of investments in debt securities at December 31 follow:

--------------------------------------------------------------------------------
                                               1996                  1995
--------------------------------------------------------------------------------
                                       AMORTIZED   MARKET   Amortized    Market
                                         COSTS     VALUES      costs     values
--------------------------------------------------------------------------------
                                                    ($000 Omitted)
Municipal ..........................    105,079    106,934     93,042     95,049
Mortgage-backed ....................     30,274     30,569     26,630     27,499
US Government ......................     27,951     27,958     28,393     29,636
Corporate and utilities ............     34,255     35,052     31,584     33,572
--------------------------------------------------------------------------------
                                        197,559    200,513    179,649    185,756
----------------------------------------========================================

The gross unrealized gains and losses at December 31 were:

--------------------------------------------------------------------------------
                                                       1996            1995
--------------------------------------------------------------------------------
                                                   GAINS  LOSSES   Gains  Losses
--------------------------------------------------------------------------------
                                                          ($000 Omitted)
Municipal ......................................   1,942      87   2,117     110
Mortgage-backed ................................   1,213     918   1,684     815
US Government ..................................     287     280   1,286      43
Corporate and utilities ........................   1,066     269   2,033      45
--------------------------------------------------------------------------------
                                                   4,508   1,554   7,120   1,013
---------------------------------------------------=============================

     Debt securities at December 31, 1996 mature, according to their contractual terms, as follows (actual maturities may differ because of call or prepayment rights):

--------------------------------------------------------------------------------
                                                             Amortized    Market
                                                              costs       values
--------------------------------------------------------------------------------
                                                                ($000 Omitted)
In one year or less ....................................       1,702       1,713
After one year through five years ......................      37,863      38,126
After five years through ten years .....................      94,686      96,547
After ten years ........................................      33,034      33,558
Mortgage-backed securities .............................      30,274      30,569
--------------------------------------------------------------------------------
                                                             197,559     200,513
-------------------------------------------------------------===================

     The Company believes its investment portfolio is diversified and expects no material loss to result from the failure to perform by issuers of the debt securities it holds. Investments made by the Company are not collateralized. The mortgage-backed securities are insured by GNMA and FNMA.

NOTE 7

INVESTMENT INCOME. Income from investments and net realized gains (losses) from sales of investments for the three years follow:

--------------------------------------------------------------------------------
                                                   1996        1995        1994
--------------------------------------------------------------------------------
                                                          ($000 Omitted)
Income:
   Short-term investments and
      cash equivalents .....................      2,619       2,025       1,745
   Debt securities
      Municipal ............................      4,907       4,805       4,639
      Mortgage-backed ......................      2,219       2,204       2,526
      US Government ........................      1,874       2,042       1,156
      Corporate and utilities ..............      2,376       1,936       1,740
   Other ...................................        456         552         576
--------------------------------------------------------------------------------
                                                 14,451      13,564      12,382
-------------------------------------------------===============================

Net realized gains (losses):
   Debt securities
      Gains ................................        632       1,258         914
      Losses ...............................       (503)       (186)     (2,007)
   Other investments .......................         --        (116)        251
--------------------------------------------------------------------------------
                                                    129         956        (842)
-------------------------------------------------===============================

     The sales of debt securities resulted in proceeds of $33,191,000 in 1996, $41,911,000 in 1995 and $70,442,000 in 1994. In 1994, certain securities were sold to use tax loss carrybacks that would have otherwise expired.

     Expenses assignable to investment income were insignificant. There were no significant investments at December 31, 1996 that did not produce income during the year.

NOTE 8

NOTES PAYABLE. Notes payable at December 31 follow:

--------------------------------------------------------------------------------
                                                                1996      1995
--------------------------------------------------------------------------------
                                                                 ($000 Omitted)
Banks:
   Secured by mortgages on real estate,
      primarily at prime (8.25%
      at December 31, 1996),
      payable lump sum and serially ........................       416       994
   Unsecured, 6.0% to 9.5%, varying
      payments .............................................    10,383    10,453
   Other ...................................................       639       616
Other than banks ...........................................       886       526
--------------------------------------------------------------------------------
                                                                12,324    12,589
----------------------------------------------------------------===============

     The above notes mature $4,389,000 in 1997, $1,953,000 in 1998, $3,611,000 in 1999, $858,000 in 2000, $1,019,000 in 2001 and $494,000 subsequent to 2001.

NOTE 9

ESTIMATED TITLE LOSSES. Provisions accrued, payments made and liability balances for the three years follow:

--------------------------------------------------------------------------------
                                               1996         1995         1994
--------------------------------------------------------------------------------
                                                         ($000 Omitted)
Balances at January 1 ...................     138,312      134,316      117,586
   Provisions ...........................      33,830       29,591       40,212
   Payments .............................     (21,231)     (25,530)     (22,172)
   Decrease in salvage ..................        (580)         (65)      (1,310)
--------------------------------------------------------------------------------
Balances at December 31 .................     150,331      138,312      134,316
----------------------------------------------==================================

     Provisions include amounts related to the current year of approximately $32,863,000, $29,591,000 and $38,886,000 for 1996, 1995 and 1994, respectively.
Payments related to the current year, including escrow and other loss payments, were approximately $6,201,000, $5,613,000 and $8,216,000 for 1996, 1995 and
1994, respectively.

     The above current year provision totals include provisions made for claims which are based on historical ratios of losses-to-premium revenues. See Note 1(G) for the principles followed in accounting for title losses and related claims.

NOTE 10

FAIR VALUES. The Company's financial instruments include cash and cash equivalents, short-term investments, investments in debt securities (carried at market value), notes receivable, accounts receivable, notes payable, accounts payable and commitments.

     The fair values of financial instruments are determined by reference to various market data and other valuation techniques, as appropriate. The fair values of financial instruments approximated their carrying values at December 31, 1996 and 1995.

NOTE  11

COMMON STOCK AND CLASS B COMMON STOCK. Holders of Common and Class B Common Stock have the same rights, except no cash dividends may be paid on Class B Common Stock. The two classes of stock vote separately when electing directors and on any amendment to the Company's certificate of incorporation that affects the two classes unequally.

     A provision of the by-laws requires an affirmative vote of at least two-thirds of the directors to elect officers or to approve any proposal which may come before the directors. This provision cannot be changed without a majority vote of each class of stock.

     Holders of Class B Common Stock may, with no cumulative voting rights, elect four directors if 525,000 or more shares of Class B Common Stock are outstanding; three directors if between 300,000 and 525,000 shares are outstanding; and none if less than 300,000 shares of Class B Common Stock are outstanding. Holders of Common Stock, with cumulative voting rights, elect the balance of the nine directors.

     Class B Common Stock may, at any time, be converted by its shareholders into Common Stock on a share-for-share basis, but all of the holders of Class B Common Stock have agreed among themselves not to convert their stock prior to January 2005. Such conversion is mandatory on any transfer to a person not a lineal descendant (or spouse, trustee, etc. of such descendant) of William H. Stewart.

     At December 31, 1996 and 1995, there were 72,910 shares (cost $233,000) and 84,482 shares (cost $294,000), respectively, of Common Stock held by a subsidiary of the Company. These shares are considered retired but may be issued from time to time in lieu of new shares.

     On April 28, 1994, the Company effected a one-for-two stock split recorded in the form of a 50% stock dividend. All share and per share data presented in these financial statements have been restated for the effects of the stock split.

NOTE 12

CHANGES IN COMMON STOCK. Changes in stock and additional paid-in capital for the years ended December 31, 1996, 1995 and 1994 were as follows:

---------------------------------------------------------------------------------
                                                               Class B Additional
                                                      Common    Common   paid-in
                                                       Stock     Stock   capital
---------------------------------------------------------------------------------
                                                            ($000 Omitted)
Balances at December 31, 1993 ....................     3,753       350    41,894
   Stock dividend ................................     1,893       175        --
   Acquisition ...................................         3        --        41
   Exercise of stock options .....................        22        --       401
   Stock bonuses .................................        16        --       414
---------------------------------------------------------------------------------
Balances at December 31, 1994 ....................     5,687       525    42,750
   Acquisitions ..................................       159        --     2,911
   Stock bonuses .................................        19        --       284
---------------------------------------------------------------------------------
Balances at December 31, 1995 ....................     5,865       525    45,945
   Acquisitions ..................................       335        --     4,362
   Exercise of stock options .....................         1        --        10
   Stock bonuses and other .......................        15        --       313
   Foreign currency translation ..................        --        --       203
---------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996 ....................     6,216       525    50,833
-------------------------------------------------------==========================

NOTE 13

STOCK OPTIONS. A summary of the status of the Company's two fixed stock option plans as of December 31, 1996, 1995 and 1994, and changes during the years ended on those dates follows:

--------------------------------------------------------------------------------
                                                                       Exercise
                                                             Shares    prices (1)
--------------------------------------------------------------------------------
                                                                           ($)
December 31, 1993 .....................................     141,450         9.62
   Granted ............................................      18,900        20.00
   Exercised ..........................................     (32,250)        9.17
--------------------------------------------------------------------------------
December 31, 1994 .....................................     128,100        11.26
   Granted ............................................      30,300        18.10
--------------------------------------------------------------------------------
December 31, 1995 .....................................     158,400        12.57
   Granted ............................................      37,900        21.09
   Exercised ..........................................      (1,200)        9.17
--------------------------------------------------------------------------------
DECEMBER 31, 1996 .....................................     195,100        14.25
--------------------------------------------------------------------------------

(1) Weighted-average

     At December 31, 1996, 1995 and 1994 there were 179,049, 152,600 and
128,100 options, respectively, exercisable. The weighted-average fair value of options granted during the years 1996 and 1995 was $6.73 and $7.62, respectively.

     The following summarizes information about fixed stock options outstanding at December 31, 1996:

--------------------------------------------------------------------------------
                                                    Range of exercise prices ($)
                                                   9.17 to   19.50 to    9.17 to
                                                    15.38      21.50      21.50
--------------------------------------------------------------------------------
Options outstanding:
   Shares .....................................    118,300     76,800    195,100
   Remaining contractual life (1) .............        4.3        6.5        5.2
   Exercise price (1) .........................      10.25      20.41      14.25
Options exercisable:
   Shares .....................................    118,300     60,749    179,049
   Exercise price (1) .........................      10.25      20.28      13.65
--------------------------------------------------------------------------------

(1) Weighted-average

     The Company applies APB 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Under FAS 123, compensation cost is recognized for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model. The Company assumed a dividend yield of 1.2%, an expected life of one year for each option year, expected volatility of 18.1% and risk-free interest rates between 6.2% and 6.7% for the years 1996 and 1995.

     Had compensation cost for the Company's plans been determined consistent with FAS 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                                                                1996      1995
--------------------------------------------------------------------------------
                                                                 ($000 Omitted)
Net earnings:
   As reported .............................................    14,437     7,007
   Pro forma ...............................................    14,271     6,857

Earnings per share:
   As reported .............................................      2.15      1.11
   Pro forma ...............................................      2.13      1.09
--------------------------------------------------------------------------------

     A stock option plan for region managers authorizing the issuance of up to 100,000 shares was adopted effective January 1, 1997.

NOTE 14

LEASES. The Company's expense for leased office space was $18,586,000 in 1996, $17,284,000 in 1995 and $16,296,000 in 1994. These are operating, noncancelable leases expiring over the next ten years. The future minimum lease payments are as follows (stated in thousands of dollars):

             1997.......................................   16,354
             1998.......................................   12,868
             1999.......................................    8,764
             2000.......................................    6,125
             2001.......................................    4,976
             2002 and after.............................    9,108
             ----------------------------------------------------
                                                           58,195
             ----------------------------------------------======

NOTE 15

CONTINGENT LIABILITIES AND COMMITMENTS. The Company makes separate provisions for individual title losses over $750,000 and reviews claims in excess of this amount asserted against Guaranty when evaluating the adequacy of recorded reserves. See Note 1(G).

     Claims had been made at December 31, 1996 against Guaranty for amounts in excess of $750,000 for which no provision was made. Management believes, with the advice of counsel, the loss on these claims (1) will be resolved for less than $750,000 each or (2) cannot be reasonably estimated. Management believes any loss on these claims which cannot be estimated at December 31, 1996 will not be material in relation to the consolidated financial condition of the Company.

     The Company is contingently liable for disbursements of escrow funds held by agents in certain cases where specific insured closing guarantees have been issued.

     In December 1994 the California Board of Equalization (CBOE) ruled in favor of the Company concerning an assessment of additional premium taxes for the year 1987. However, an additional assessment for retaliatory taxes for 1987 was left pending. In April 1996 the CBOE ruled in favor of the Company on the retaliatory tax assessment.

     Four other states have also assessed or threatened assessments of additional premium or retaliatory taxes. The amounts aggregated $1.5 million, excluding interest and penalties, and primarily covered the years 1984 through 1993.

     The Company cannot predict whether there will be additional tax assessments by these states or other states. State taxing authorities are under increasing pressure to collect additional tax revenues.

     The Company intends to vigorously oppose any assessments and believes its tax payments are correct. However, there can be no assurance the Company will prevail in these controversies. If it does not, the tax assessments may result in a material reduction in the Company's net earnings in future years.

     Various takeout commitments approximated $726,000 at December 31, 1996. Management believes adequate provisions have been made for any losses resulting from these commitments.

NOTE 16

REINSURANCE. As is the industry practice, the Company cedes risk to other underwriters in excess of certain underwriting limits. However, the Company remains contingently liable if the reinsurer should fail to satisfy its obligations. The Company also assumes risk from other underwriters. A payment on an assumed risk or a recovery on a ceded risk is rare in the experience of the Company and the industry. The Company has not paid or recovered any reinsured losses during the three years ended December 31, 1996. The total amount of premiums for assumed and ceded risks was less than one percent of title premiums, fees and other revenues in each of the last three years.

NOTE 17

EQUITY IN INVESTEES. Certain summarized aggregate financial information for investees follows:

--------------------------------------------------------------------------------
                                                         1996     1995     1994
--------------------------------------------------------------------------------
                                                             ($000 Omitted)
For the year:
   Revenues .........................................   53,531   50,804   69,125
   Net earnings .....................................    3,120    2,245    1,471
As of December 31:
   Total assets .....................................   23,717   25,321
   Stockholders' equity .............................   15,313   16,567
--------------------------------------------------------------------------------

NOTE 18

QUARTERLY FINANCIAL INFORMATION (UNAUDITED).

--------------------------------------------------------------------------------
                                           Mar 31    June 30   Sept 30    Dec 31
--------------------------------------------------------------------------------
                                               ($000 Omitted, except per share)
Revenues:
  1996 ................................    78,004     89,719    88,046    88,312
  1995 ................................    58,048     67,327    77,165    79,965

Net earnings (loss):
  1996 ................................     2,175      5,702     4,457     2,103
  1995 ................................    (1,427)     1,675     3,501     3,258

Earnings (loss) per share:
  1996 ................................       .33        .85       .66       .31
  1995 ................................      (.23)       .27       .55       .51
--------------------------------------------------------------------------------

STEWART TITLE GUARANTY COMPANY
STEWART TITLE INSURANCE COMPANY
Subsidiaries of Stewart Information Services Corporation

UNCONSOLIDATED STATUTORY BALANCE SHEETS
From statutory Annual Statements as filed (unaudited)

----------------------------------------------------------------------------------------------
                                                             Stewart Title     Stewart Title
December 31, 1996                                          Guaranty Company  Insurance Company
----------------------------------------------------------------------------------------------
                                                                     ($000 Omitted)
Admitted assets
   Bonds ...................................................    180,631           16,292
   Stocks (investments in subsidiaries) ....................     74,026            1,744
   Cash and bank deposits ..................................     10,755              665
   Short-term investments ..................................      4,372            1,223
   Title plants ............................................      4,947              295
   Title insurance premiums, fees and other receivables ....      8,572              154
   Other ...................................................      7,981              554
----------------------------------------------------------------------------------------
                                                                291,284           20,927
----------------------------------------------------------------========================

Liabilities, surplus and other funds
   Reserve for title losses ................................     28,457            1,261
   Statutory premium reserve ...............................    115,389            4,406
   Other ...................................................     13,612            1,377
                                                                157,458            7,044
Surplus as regards policyholders (Note) ....................    133,826           13,883
----------------------------------------------------------------------------------------
                                                                291,284           20,927
----------------------------------------------------------------========================

Consolidated stockholder's equity (unaudited), based on
generally accepted accounting principles (GAAP), for
Stewart Title Guaranty Company at December 31, 1996
was ($000 omitted) .........................................            161,621
                                                                        =======

Note: The amount shown above for stockholder's equity exceeds policyholder surplus primarily because under GAAP the statutory premium reserve and reserve for reported title losses are eliminated and estimated title loss reserves are substituted, net of applicable income taxes.

STEWART TITLE GUARANTY COMPANY
STATUTORY POLICYHOLDER SURPLUS GROWTH
(In $ millions)

22 consecutive
years of statutory                      [GRAPH]
policyholder
surplus growth --
unmatched in
the title industry.

                            1975                 6
                            1976                 7
                            1977                 8
                            1978                10
                            1979                12
                            1980                12
                            1981                12
                            1982                14
                            1983                17
                            1984                21
                            1985                24
                            1986                44
                            1987                45
                            1988                61
                            1989                62
                            1990                63
                            1991                65
                            1992                87
                            1993               114
                            1994               120
                            1995               126
                            1996               134



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